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                                                                      EXHIBIT 11

                FIRST AMENDMENT TO PACIFIC SCIENTIFIC COMPANY

                     1992 KEY EMPLOYEE STOCK OPTION PLAN

     The Pacific Scientific Company 1992 Key Employee Stock Option Plan is hereby amended, effective as of December 21, 1997, as follows:

     The following Section 2.3 is hereby added:

               2.3  Effect of Change in Control

                    Except as provided in this Section 2.3 and notwithstanding any other provision of this Plan, any options that are outstanding on the date of a Change of Control (as determined under the 1997 Pacific Scientific Company Change in Control Severance Plan as and if then in effect (the "Severance Plan")) shall become fully vested and exercisable, notwithstanding anything to the contrary in any stock option agreement issued pursuant to this Plan, each of which shall be deemed to include this Section 2.3. An individual's rights under this Section 2.3 shall be subject to the golden parachute limitations and pooling of interests limitations of Sections 4.4 and 4.6 of the Severance Plan.